Exhibit 4n

EAGLE LIFE INSURANCE COMPANY®

A STOCK LIFE INSURANCE COMPANY

[6000 Westown Parkway]

[West Des Moines, Iowa

50266] [(866) 526-0995]

[www.eagle-lifeco.com]

PERFORMANCE LOCK RIDER

The purpose of this rider is to provide the option to capture the option value adjustment amount of an index segment prior to the segment end date. This performance lock rider is available on the indexed options as indicated on the schedule of allocation options and is not available on the fixed account.

This rider is made a part of the contract to which it is attached. All provisions of the contract, including strategy endorsements, apply to this rider. If any provision of this rider conflicts with the provisions of the contract, the provisions of this rider will control.

DEFINITIONS

The following terms have meanings specific to this rider. Terms defined in the contract also apply to this rider. Defined terms are italicized throughout this rider.

Locked segment means an index segment for which you have exercised the performance lock feature under this rider. A locked segment is not an allocation option into which you may transfer funds on a segment end date.

Performance lock activation date means the day we process your request to exercise a performance lock for an index segment. The performance lock activation date is the business day we receive your notice to exercise a performance lock for an index segment. If we receive your notice to exercise the performance lock on a day that is not a business day, we will use the next business day as the performance lock activation date.

Performance value means the value for an index segment that is equal to the segment crediting base plus the option value adjustment. The performance value for each index segment is calculated each business day based on values as of the end of that day, after all other transactions have been processed. The option value adjustment is calculated as shown under your base contract and may be positive or negative. The performance value is calculated for purposes of this rider only and is not available for withdrawal or any other purpose.

Locked rate means the declared annual fixed rate at which we will credit interest to a locked segment. The locked rate is calculated as an effective annual rate based on the number of days in the applicable contract year, regardless of the number of days remaining in the current contract year on the performance lock activation date.

PERFORMANCE LOCK BENEFIT

This performance lock benefit allows you to lock-in the performance value of an index segment prior to the end of the segment term. Once per segment term and prior to the segment end date, you may exercise a performance lock for an index segment by providing us notice. The performance lock may be exercised at different times for different index segments, but may not be applied to any index segment retroactively. We do not permit a partial performance locks. The performance lock is irrevocable once processed.

When you exercise a performance lock for an index segment, your performance value on the performance lock activation date becomes your new segment crediting base. That index segment then becomes a locked segment and will no longer receive an interest credit on the segment end date based on the performance of an index. Instead, we will credit interest to the locked segment daily at the locked rate until the end of the current contract year. The initial locked rate is shown on the schedule of allocation options. After the issue date, the locked rate is declared by us at the beginning of each contract year and is guaranteed for that contract year. Subsequent locked rates may be higher or lower than the initial locked rate but will never be less than the guaranteed minimum locked rate shown on the schedule of allocation options. Funds in a locked segment are not considered part of the fixed account.

LOCKED SEGMENTS

Once you exercise a performance lock, the segment end date for that locked segment becomes the next contract anniversary following the performance lock activation date, even if the original segment end date would have been later. On the segment end date, you may transfer your segment crediting base to one or

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more of the available allocation options in accordance with the terms of your contract. Funds may not be transferred out of a locked segment prior to the segment end date.

After the performance lock election date, amounts withdrawn from a locked segment are not subject to an additional option value adjustment. However, amounts withdrawn from a locked segment will still be subject to a market value adjustment, calculated as shown under your base contract. The MVA base for a locked segment is equal to its segment crediting base on the date of calculation.

TERMINATION

This rider terminates on the earliest of:

(a)	the date your contract terminates; and
(b)	the maturity date.

Graham Day]

President

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